Exhibit 99.1

JCPENNEY PRESIDENT AND CHIEF MERCHANDISING OFFICER
KEN C. HICKS  TO LEAVE THE COMPANY TO ACCEPT A SPECIALTY
RETAIL CEO POSITION

PLANO, Texas (June 25, 2009) – J. C. Penney Company, Inc. (NYSE: JCP) today announced that Ken C. Hicks has resigned from his position as president and chief merchandising officer, effective July 6, 2009.  Mr. Hicks has accepted the position of CEO with a publicly traded specialty retailer.  JCPenney will conduct an executive search for Mr. Hicks’ successor. In the interim, Myron E. (Mike) Ullman, III, chairman and chief executive officer, will assume Mr. Hicks’ responsibilities.

Mr. Hicks, 56, has held his current position at JCPenney since 2005. He joined the Company in 2002 as president and chief operating officer of JCPenney’s stores and merchandise operations, after having served as president of Payless ShoeSource, Inc. (now known as Collective Brands, Inc.). He is also a member of JCPenney’s Board of Directors, and will resign from that position on July 6th.

“Through Ken’s strong merchandising and marketing leadership, we have solidified our position in the hearts and minds of millions of customers across the country as the shopping destination for great style and quality at very affordable prices,” said Mr. Ullman.  “JCPenney’s Board of Directors and Associates are grateful for Ken’s dedicated service and contributions to JCPenney’s success and wish him the best of luck in his new position. We have a strong leadership team in place and look forward to adding to it in the near future with a worthy successor to Ken.”

Mr. Hicks said, “It has been a tremendous privilege to have worked with the great retail team at JCPenney to reclaim its leadership position within the industry.  While I am very excited about my new opportunity, I am proud of the strong position that JCPenney is now in for its future success.”

For further information:

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,101 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

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